Ally Financial Announces John D. Durrett to the Board of Directors

DETROIT (Feb. 28, 2011) -- Ally Financial Inc. (Ally) today announced that John D. Durrett, 62, has been appointed to its board of directors by the U.S. Department of the Treasury, effective immediately.

“John is a seasoned leader and will be a valued addition to the Ally Board,” said Ally Chairman Franklin (Fritz) Hobbs.  “He brings extensive experience as both a senior executive and as an advisor to various leading companies.  We are pleased to have him join the Ally board as the company continues its transformation.”

Durrett currently serves as a strategic advisor to Serent Capital, a San Francisco-based private equity firm, and sits on the boards of two of Serent’s portfolio companies.  Durrett is a director emeritus of McKinsey & Co., Inc., and completed his 27-year career with the firm in 2007.  He served in numerous senior leadership positions during his tenure at McKinsey and also served as a member of the firm’s Shareholder’s Council and chaired its Finance and Infrastructure Committee. Durrett was also a long-time member of McKinsey’s Compensation Committee and the Director’s and Principal’s Review Committees.

Durrett received a bachelor’s degree from Millsaps College, a juris doctorate from Emory University and a master’s degree in business administration from the Wharton School of the University of Pennsylvania.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $172 billion in assets as of Dec. 31, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

Contact:
Gina Proia
646-781-2692
gina.proia@ally.com